Exhibit 10.33

33 St. James's Square

London, SW1Y 4JS

18th December 2014

Dr. Roger Crystal

Chief Executive Officer

Lightlake Therapeutics Inc.

96-98 Baker Street, First Floor

London W1U 6TJ

United Kingdom

Dear Roger,

This letter (“Engagement Letter” or “Agreement”), which takes effect from the 1st June 2014, confirms our agreement with Lightlake Therapeutics Inc. (including affiliates and assignees, the “Company”, “Lightlake” or “you”) with respect to the engagement of TORREYA PARTNERS (EUROPE) LLP (including affiliates and assignees, the “Advisor”, “Torreya”, “we” or “us”), to provide financial advisory services with regard to the licensing (“Licensing” or “Transaction”) of the intellectual and property rights to develop and commercialize Products with Adapt Pharma Operations Limited (“Partner”). “Product” means any pharmaceutical product in combination with a medical device, whether prescription or over-the-counter, containing naloxone, alone or in combination with one or more other active or inactive ingredients, in any intranasal form, presentation, strength or delivery systems for a treatment to reverse opioid overdose.

As part of our engagement, we will, as appropriate and as requested:

a)	assist with the financial analysis and due diligence of the Product;
b)	assist you with valuation advice;
c)	assist with communications with potential licensors and their advisors;
d)	assist with structuring and negotiation of the Transaction;
e)	be available to discuss the Licensing with your management and Board of Directors.

Torreya will not be responsible for providing specialist advice with respect to legal, regulatory, accounting and taxation matters, and Torreya will not have any liability in respect of any services or advice provided by persons other than Torreya.

In connection with our engagement, you agree to furnish us with all appropriate and necessary information concerning the Product and will provide access as far as appropriate and feasible to the Company’s officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”).

Torreya Partners (Europe) LLP is authorised and regulated by the Financial Conduct Authority.

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Torreya will assume that information received will be accurate, complete and not misleading and Torreya will rely solely upon such information without assuming any responsibility for independent investigation or verification thereof. Lightlake will ensure that such information, insofar as it relates to the Product, is accurate and complete in all material respects and not misleading and will update Torreya promptly if it becomes aware of any material developments or proposals in relation to the Product that would be likely to directly or indirectly impact on the Transaction.

In addition, Torreya will ultimately rely on the Company’s assessment of the strategic merits of the Transaction. The Company acknowledges that it maintains final responsibility for the underlying business decision to effect (or not to effect) the Licensing.

In connection with the Services described above, Lightlake agrees to pay to Torreya the following Fees (plus any applicable taxes):

Success Fee: At the closing of a Transaction, $75,000; plus

Other Fees:

-	On receipt of the FDA approval milestone payment from a Partner, $225,000, plus
-	3.75% of Total Consideration received above $3 million

For purposes hereof, “Total Consideration” shall mean the total value paid or transferred, or to be paid or transferred, by a Partner or Partners to the Company or its shareholders, including any amounts received as option fees, R&D fees or payments, vendor finance, equity or equity-like investment, in connection with the Transaction (which consideration shall be deemed to include amounts in escrow) during the execution of such Transaction. Total Consideration shall include without limitation: (i) cash; (ii) notes, securities and other property; (iii) any properties or businesses contributed by the Partner; (iv) any debt, preferred stock or related instruments or other liabilities acquired, assumed, refinanced or repaid by the Partner; and (v) additional payments in any form (“Future Payments”) that may become due during the execution of the Transaction, whether or not contingent or related to future earnings, operations or events (e.g., option fees, R&D fees or payments, vendor finance, installment payments, equity or equity-like investments, payments related to the realization of revenue or earnings projections, product approvals or introductions, royalties, clinical trial progress, or other milestones). The portion of the Transaction Fee attributable to Future Payments shall become payable only if, and at the time, such Future Payments are received by Lightlake. Lightlake agrees to notify Torreya of any such payments as they are received and agrees to provide Torreya with a statement detailing such payments upon Torreya’s request.

Torreya Partners (Europe) LLP is authorised and regulated by the Financial Conduct Authority.

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Transaction Fees which are owed to Torreya upon the closing of a Transaction shall be paid by wire transfer (or otherwise as agreed in writing by the parties) within fifteen days (15) of the time such Payments are received by Lightlake. The portion of Transaction Fees related to Future Payments which are owed to Torreya subsequent to the closing of a Transaction shall be paid within fifteen (15) days of the time such Payments are received.

Where VAT (or equivalent tax) is applicable in the European Union or other jurisdiction, it shall be paid no later than the last to occur of one week prior to the date that the Advisor is required to account for it to the relevant revenue authorities or two weeks following receipt of a VAT invoice from the Advisor. Lightlake agrees to supply Torreya with any information that we may reasonably require to comply with our obligations under applicable tax regulations.

Promptly upon request, the Company agrees to reimburse Advisor for all of Advisor’s reasonable out-of-pocket expenses. It is understood that any expenses incurred at the direct instruction or invitation of the Company will be deemed approved, and that any international travel with flights longer than five hours will be in business class. Payments for Reimbursable Expenses shall be paid within fifteen (15) days of receipt of a statement from Torreya.

The Company acknowledges that in providing services to the Company, Torreya will treat Lightlake as a “professional client” in accordance with the Markets in Financial Instruments Directive of the FCA (Chapter 3 of its Conduct of Business Sourcebook).

Advisor’s engagement hereunder may be terminated (i) at any time, with or without cause, by either the Advisor or the Company upon ten days prior written notice thereof to the other party, or (ii) twenty (20) days after the closing of the Transaction (“Termination”); provided, however, that any Termination by the Company in the absence of a material breach by the Advisor shall not affect the Company’s obligations to pay any other fees and expenses to the extent provided for herein, and to indemnify Advisor and certain related persons and entities as provided in Annex A.

Since Torreya will be performing services for Lightlake in connection with this engagement, Lightlake agrees to the indemnity provisions and other matters set forth in Annex A which is incorporated by reference into this Agreement.

In connection with this engagement, Advisor is acting as an independent contractor and not in any other capacity, with duties owing solely to the Company and nothing in this letter or the nature of our services shall be deemed to create a fiduciary or agency relationship between us and the Company or its stockholders or to authorize us to execute documents on behalf of, or otherwise bind, the Company or its stockholders.

Torreya Partners (Europe) LLP is authorised and regulated by the Financial Conduct Authority.

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Advice given by Torreya is only given for the purpose of the Licensing and may not be used or relied upon for any other purpose. No work product, advice or opinions may be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of Torreya.

You acknowledge that in the event of an announced Licensing, we may place announcements and advertisements (which may include the reproduction of your logo and a hyperlink to your website) of our role as your advisor on our website and in such newspapers and journals or any other media as we may choose. Furthermore, where appropriate, if reasonably requested by the Advisor, the Company shall include a mutually acceptable reference to the Advisor in any press release or other public announcement made by the Company regarding the matters described in this letter.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and by way of amendment supersedes and takes precedence over prior agreements or understandings, whether oral or written, including the letter dated September 20, 2012, between the Advisor and the Company.

This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by both parties. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument.

All aspects of the relationship created by this agreement shall be governed by and construed in accordance with the laws of Great Britain (place of jurisdiction is London), applicable to contracts made and to be performed therein.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

Torreya Partners (Europe) LLP is authorised and regulated by the Financial Conduct Authority.

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Very truly yours,

TORREYA PARTNERS (EUROPE) LLP

By:	/s/ Stephanie Leouzon
Stephanie Leouzon

Accepted and agreed to as of the date first written above:

Lightlake Therapeutics Inc.

By:	/s/ Roger Crystal
Roger Crystal

Torreya Partners (Europe) LLP is authorised and regulated by the Financial Conduct Authority.

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Annex A—Indemnity

LIGHTLAKE THERAPEUTICS INC. (the “Company”) agrees to indemnify and hold harmless TORREYA PARTNERS (EUROPE) LLP (“Advisor”), and its agents, representatives, employees, officers, affiliates, successors and assigns (collectively, the “Indemnitees” and each individually an “Indemnitee”), to the fullest extent permitted by applicable law, from and against any and all claims, demands, causes of action, obligations, losses, damages, liabilities, costs or expenses arising in law, equity or otherwise, of any nature whatsoever, including without limitation, any and all legal, accounting and other professional fees and related costs and disbursements and other costs, expenses, or disbursements relating thereto (collectively, the “Liabilities”), directly or indirectly caused by, relating to, based upon, arising out of, or in connection with any act or omission of the Company in connection with the Engagement Letter between the Advisor and the Company to which this Annex A is an integral part or the transactions contemplated thereby, including, without limitation, any violation of applicable laws or regulations by the Company (or any affiliate thereof); or any breach by the Company of any of the terms of the Engagement Letter between the Advisor and the Company.

The Company may, at its own expense, seek reimbursement of amounts already paid to such Indemnitee once and to the extent the relevant Liabilities are determined in a final judgment by court of competent jurisdiction (not subject to further appeal) to have resulted primarily and proximately from any Indemnitee’s gross negligence or willful misconduct. These indemnification provisions are in addition to any liability that the Company may otherwise have to any Indemnitee.

The Company further agrees that no Indemnitee will have any liability for any Liabilities (whether direct or indirect, in contract or tort or otherwise) to the Company (or any affiliate thereof), or to any person (including, without limitation, Company shareholders) claiming through the Company (or any affiliate thereof) in connection with the engagement of the Advisor in connection with the acts or omissions of any such Indemnitee or any other Indemnitee, except to the extent that any such Liabilities are found in final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and proximately from the gross negligence or willful misconduct of the Indemnitee seeking indemnification.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, then the Company, on the one hand, and the claiming Indemnitees on the other hand, will contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (collectively, the “Losses”) to which such Indemnitees may be subject. Said contribution will be made in accordance with all relative benefits received by, and the fault of, the Company on the one hand, and such Indemnitees on the other hand, in connection with the statements, acts or omissions which resulted in such Losses, together with the relevant equitable considerations. Notwithstanding any of the foregoing, the Indemnitees will not be obligated to contribute in the aggregate for all of the Losses in any amount that exceeds the aggregate amount of fees actually received by the Advisor pursuant to the Engagement Letter.

Torreya Partners (Europe) LLP is authorised and regulated by the Financial Conduct Authority.

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If any action, suit, proceeding, or investigation commenced which gives rise to a claim for indemnification and which, in any Indemnitee’s reasonable judgment, gives rise to a conflict of interest between the Company and the Indemnitees, then the Indemnitees will have the right to retain legal counsel of their own choice to represent and advise them, and the Company will pay the reasonable fees, expenses and disbursements of one (1) law firm for all Indemnitees incurred from time to time in the manner set forth above. Such law firm will, to the extent consistent with their professional responsibilities, cooperate with the Company and any counsel designated by the Company. Neither the Company nor any affiliate thereof will, without the prior written consent of the Indemnitee seeking indemnification, settle or compromise any actual, potential or threatened claim for which indemnification is sought hereunder, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnitees of an unconditional release from all liability in respect of such claim.

Neither termination nor completion of the engagement of the Advisor pursuant to the Engagement Letter will affect these indemnification provisions, which will survive any such termination or completion and remain operative and in full force and effect. If any term, provision, covenant or restriction contained in the Engagement Letter or this Annex A is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

The Company indemnifies Torreya for any liabilities and costs (including reasonable professional fees) arising from the Company or other recipients of Torreya’s services under this letter agreement not providing information in regard to place of belonging for VAT purposes at the relevant VAT tax point dates and any liabilities arising from the Company or other recipients of Torreya’s services under this letter agreement failing to comply with any reverse charge requirements in respect of VAT (or equivalent tax).

Torreya Partners (Europe) LLP is authorised and regulated by the Financial Conduct Authority.

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